Exhibit 99.1

             [Stirling Cooke Brown Holdings Limited Letterhead]


FOR IMMEDIATE RELEASE               Contact:          Mark Cooke
                                                      George Jones
                                                      Tel: 441-295-7556
                                                      Fax: 441-295-7201
                                                      Address above

               STIRLING COOKE BROWN HOLDINGS LIMITED REPORTS

               RESULTS FOR 2ND QUARTER ENDED JUNE 30TH, 1998

Hamilton, Bermuda (August 10th, 1998) - Stirling Cooke Brown Holdings Limited (NASDAQ: "SCBHF") today reported results for the second quarter ended June 30th, 1998.


                                  Three months ended          Six months ended
                                June 30th     June 30th     June 30th  June 30th
                                  1997           1998          1997     1998
                                  ----           ----          ----     ----
                                (Dollars in thousands except per share data)


NET INCOME                       $3,172        $4,025        $5,992    $8,012

BASIC EPS
  Net Income per share           $ 0.40        $ 0.41        $ 0.75     $0.82
  Avg. no. of ordinary shares
   outstanding - Basic (000's)    7,928         9,823         8,007     9,823
DILUTED EPS
  Net Income per ordinary share  $ 0.39        $ 0.41        $ 0.72    $ 0.81
  Avg. no. of ordinary shares
   outstanding - Diluted (000's)  8,196         9,884         8,268     9,875


Mark Cooke, Chairman, President and Chief  Executive Officer, said:

"The operating results for the second quarter 1998 were most satisfying, once again reflecting the continued growth of the Company's business. Net income grew by 27% in the second quarter to $4.0 million, and grew by 34% to $8.0 million for the first six months of 1998, as compared to $3.2 million and $6.0 million, respectively, in 1997".

Diluted net income per share increased by 5% for the second quarter of 1998 to $0.41 and increased by 12% to $0.81 for the first six months of 1998, as compared to $0.39 and $0.72, respectively, in 1997.

Risk management fees increased $2.3 million, or 20% to $14.1 million for the quarter and by $4.8 million or 22% to $26.8 million for the first six months of 1998 compared to the corresponding periods in 1997. The Company continued to experience good growth in managing general agency fees which increased $0.9 million in the second quarter of 1998, to $3.5 million and by $2.1 million to $7.2 million for the first six months of 1998 compared to the corresponding periods in 1997. This growth reflected the continued expansion of the Company's managing general agency network primarily in the Southeastern United States. The Company's brokerage operations also produced satisfactory growth, increasing fee income by $0.3 million in the second quarter of 1998 to $6.9 million and by $1.1 million to $12.9 million for the first six months of 1998 compared to the corresponding periods in 1997. Policy issuance fees earned by Realm National Insurance Company Limited ("Realm National") increased $0.4 million to $0.6 million in the second quarter of 1998 and by $0.6 million to $1.0 million for the first six months of 1998 compared to the corresponding periods in 1997.

Net premiums earned increased $2.1 million to $5.1 million in the second quarter of 1998 and by $3.9 million to $9.6 million for the first six months of 1998 compared to the corresponding periods in 1997. This increase was due to significant growth in workers' compensation business being written by Realm National. Gross premiums written and assumed for the second quarter of 1998 increased $8.2 million to $15.4 million, and increased $20.3 million to $33.7 million for the first six months of 1998, as compared to $7.2 and $13.4 million, respectively, in 1997. Gross premiums written by Realm National in the second quarter of 1998 increased by $9.0 million to $12.5 million and by $19.8 million to $26.1 million for the first half of 1998 compared to the corresponding periods in 1997. The growth in premiums written was primarily workers' compensation business generated by the Company's M.G.A. network and independent M.G.A.s based primarily in the Southeastern United States.

Net investment income increased $0.4 million to $2.1 million for the second quarter of 1998 and by $1.2 million to $4.1 million for the first six months of 1998 compared to the corresponding periods in 1997. Overall total revenues increased $5.4 million, or 33% to $22.1 million for the second quarter of 1998 and by $11 million or 36% to $42.0 million for the first six months of 1998 compared to the corresponding periods in 1997.

Total expenses increased $4.2 million, or 33%, to $17.0 million for the second quarter of 1998 and by $8.5 million or 36% to $32.1 million for the first six months of 1998 compared to the corresponding periods in 1997. $2.6 million of the increase in the second quarter and $5.2 million of the increase for the first six months related to increased insurance costs which was primarily due to a corresponding $2.1 million and $3.9 million increase in net premiums earned in the respective periods and partly due to adverse loss development on one particular program that covers bodily injury and property risks in the construction industry. Total expenses excluding insurance costs increased $1.6 million, or 17%, to $11.3 million for the second quarter of 1998 and $3.3 million or 19% for the first six months of 1998 as compared to the corresponding periods in 1998, reflecting the general expansion of the Company as reflected in the Company's growth in revenues.

The Company will pay a third quarter dividend of 3 cents per ordinary share. The dividend will be payable on September 3, 1998 to shareholders of record on August 20, 1998.

Stirling Cooke Brown Holdings Limited is a Bermuda holding company which, through its subsidiaries, provides risk management services and products predominantly to U.S. based small and mid-sized businesses, including those seeking cost-effective alternatives to traditional commercial insurance for certain of their risk exposures. In addition, the Company arranges reinsurance for its products as well as for those offered by independent insurance carriers and reinsurance companies active in the workers' compensation, occupational accident and health and casualty insurance markets.

Stirling Cooke Brown Holdings Limited Ordinary Shares are traded on the NASDAQ market under the symbol "SCBHF".



                   STIRLING COOKE BROWN HOLDINGS LIMITED
                      Second Quarter Reported Earnings

                                  THREE MONTHS ENDED JUNE 30 SIX MONTHS ENDED JUNE 30
                                  -------------------------- ------------------------
                                      1997         1998          1997        1998
                                      ----         ----          ----        ----
                                         (DOLLARS IN THOUSANDS EXCEPT SHARE DATA)

 INCOME STATEMENT DATA:
 Revenues
   Risk management fees......     $  11,736    $   14,065      $ 22,002  $ 26,840
   Net premiums earned.......         3,027         5,118         5,721     9,604
   Net investment income.....         1,666         2,093         2,878     4,059
   Other income..............           216           816           389     1,532
                                     ------        ------        ------    ------
     Total revenue...........        16,645        22,092        30,990    42,035
                                     ------        ------        ------    ------

Expenses
   Net losses and loss expenses
   incurred..................         2,794         4,954         5,170     9,721
   Acquisition costs.........           361           794           721     1,360
   Salaries and benefits.....         4,811         6,047         8,869    10,712
   General and administration
   expenses..................         4,853         5,230         8,844    10,295
                                     ------        ------        ------    ------

      Total expense..........        12,819        17,025        23,604    32,088
                                     ------        ------        ------    ------


Income before taxation.......         3,826         5,067        7,386      9,947
   Taxation..................           654         1,042        1,394      1,935
                                      -----        ------        -----     ------
   Net income................     $   3,172    $    4,025     $  5,992   $  8,012
                                      -----        ------        -----      -----


BASIC

Net income per share              $   0.40     $     0.41     $    0.75  $   0.82
Average number of ordinary
shares outstanding - Basic (000's)   7,928          9,823         8,007     9,823


DILUTED

Net income per share              $   0.39     $     0.41     $    0.72  $   0.81
Average number of ordinary shares
   outstanding - Diluted (000's)     8,196          9,884         8,268     9,875


BALANCE SHEET DATA:

                                   December 31, 1997          June 30, 1998
                                   -----------------          -------------
Total Assets                      $  406,330                  $  501,675
Shareholders' Equity              $   83,103                  $   90,542